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                                                              EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT



PSA Properties Corporation, a Delaware corporation

PSA Capital Corporation, a Delaware corporation

Pediatric Services of America, Inc., a Georgia corporation

Pediatric Partners, Inc., a Delaware corporation

Pediatric Services of America, Inc. (Connecticut), a Connecticut corporation

PSA Home HealthCare, Limited Partnership, a Florida Limited Partnership

Pediatric Home Nursing Services, Inc., a New York corporation

Premier Medical Services, Inc., a Nevada corporation

Premier Nurse Staffing, Inc., a Nevada corporation

Premier Certified Home Health Services, Inc., a Nevada corporation

ARO Health Services, Inc., a Washington corporation

Paramedical Services of America, Inc., a California corporation

PSA Licensing Corporation, a Delaware corporation

PSA/HRH, L.L.C., a North Carolina limited liability company

Tender HealthCare, a Georgia Joint Venture